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Exhibit T3E-13

BAKER & McKENZIE
101 West Broadway, Twelfth Floor
San Diego, CA 92101
Telephone: (619) 236-1441
Ali M.M. Mojdehi (AM-5408)

BAKER & McKENZIE
805 Third Avenue
New York, NY 10022
Telephone: (212) 751-5700
Ira A. Reid (IR-0113)

Attorneys for Debtor and Debtor in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re		Chapter 11
UPC Polska, Inc.,		Case No. 03-14358 (BRL)
Debtor.

ORDER (A) APPROVING (i) ADEQUACY OF DISCLOSURE STATEMENT AND (ii) SOLICITATION
AND TABULATION PROCEDURES, (B) ESTABLISHING VOTING RECORD DATE,
(C) ESTABLISHING VOTING DEADLINE, (D) SCHEDULING AND APPROVING FORM AND
MANNER OF NOTICE OF HEARING TO CONFIRM PLAN AND (E) ESTABLISHING DEADLINE
AND PROCEDURES FOR OBJECTIONS TO CONFIRMATION OF THE PLAN

        This matter having come before the Court on the Motion for an Order (A) Approving (i) Adequacy of Disclosure Statement and (ii) Solicitation and Tabulation Procedures, (B) Establishing Voting Record Date, (C) Establishing Voting Deadline, (D) Scheduling and Approving Form and Manner of Notice of Hearing to Confirm Plan and (E) Establishing Deadline and Procedures for Objections to Confirmation of Plan (the "Motion")(1) filed by the above-captioned debtor and debtor-in-possession (the "Debtor"); and the Court having reviewed the Motion and having heard the statements of counsel regarding the relief requested in the Motion at a hearing before the Court (the "Hearing"); and the Debtor having filed a First Amended Disclosure Statement dated October, 27, 2003 (the "Disclosure Statement"); and the Court finding that (a) the Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334, (b) this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2), and (c) notice of the Motion and the Hearing was good and sufficient under the circumstances; and the Court having determined that the legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein;

(1)
Capitalized terms but not otherwise defined herein shall have the meanings ascribed to such terms in the Motion.

        NOW, THEREFORE, the Court hereby finds as follows:

        A.    The Disclosure Statement contains adequate information within the meaning of section 1125 of the Bankruptcy Code and complies with the requirements of the Bankruptcy Code and Bankruptcy Rules.

        B.    The solicitation of votes on the Plan is being conducted pursuant to, and is governed by, section 1125(d) of the Bankruptcy Code.

Ex. A1

        C.    The Solicitation and Tabulation Procedures proposed in the Motion provide an adequate opportunity for all parties entitled to vote on the Plan to do so and comply with the requirements of Bankruptcy Rules 3017, 3018 and 3020.

        D.    The procedures for distributing the Solicitation Materials, including the modified procedures for distributing the Solicitation Materials to the beneficial owners of the Debtor's debt securities, set forth in the Motion are adequate and comply with the requirements of Bankruptcy Rule 3017.

        E.    The procedures set forth below regarding the Confirmation Hearing Notice and the contents of the Solicitation Materials satisfy the requirements of Rules 2002 and 3017 and constitute sufficient notice to interested parties.

        F.     The forms of Ballots and Master Ballots attached to the Motion as Exhibits "B" through "D" are appropriate for each class of claims under the Plan to vote to accept or reject the Plan.

        G.    The Non-Voting Notices attached to the Motion as Exhibits "E" and "F" satisfy the requirements of Bankruptcy Rule 3017(d) with respect to the members of the non-voting classes under the Plan.

        H.    The time period set forth below during which the Debtor may solicit votes to accept or reject the Plan is a reasonable period of time within which the Voting Parties can make an informed decision whether to vote to accept or reject the Plan and, therefore, such period complies with Rule 3018(a) of the Bankruptcy Rules.

        ACCORDINGLY, after due deliberation, and just cause otherwise appearing therefor, IT IS HEREBY ORDERED THAT:

        1.     Notice of the Hearing to approve the Disclosure Statement was adequate pursuant to Bankruptcy Rules 2002 and 3017.

        2.     The Motion is GRANTED in its entirety.

        3.     Pursuant to Bankruptcy Rule 3017(b), (i) the Disclosure Statement is approved as containing adequate information within the meaning of section 1125(a) of the Bankruptcy Code and (ii) to the extent not withdrawn, settled or otherwise resolved, all objections to the Disclosure Statement are overruled on the merits.

        4.     October 31, 2003 shall be the Voting Record Date for the purpose of determining which Holders of Claims against the Debtor are entitled to receive the Solicitation Materials and vote to accept or reject the Plan.

        5.     The forms of Ballots and Master Ballots, together with the voting instructions, substantially in the forms attached as Exhibits "B" through "D" to the Motion (as certain of which may be specifically modified for particular series of the UPC Polska Notes), are hereby approved, and the Debtor is authorized to distribute such Ballots and Master Ballots for use in connection with the Debtor's solicitation of votes to accept or reject the Plan.

        6.     The Debtor is authorized to distribute to Holders of Claims against the Debtor which are unimpaired within the meaning of section 1124 of the Bankruptcy Code or are not receiving or retaining any property under the Plan on account of such Claim, Equity Interest, and who are thus not entitled to vote on the Plan, Non-Voting Notices, in lieu of any Solicitation Materials, substantially in the forms attached to the Motion as Exhibits "E" and "F", as applicable, and the solicitation of votes from such Holders shall not be required.

Ex. A1

        7.     Pursuant to Rule 3017(d), any provision requiring the Debtor to serve the Holders of Claims against, and Equity Interests in, the Debtor who are not entitled to vote on the Plan with copies of the Disclosure Statement and Plan, is waived.

        8.     The Debtor shall, on or before November 5, 2003, distribute or cause to be distributed the appropriate Solicitation Materials or Non-Voting Notices, as applicable, to (a) the United States Trustee (excluding ballots) and (b) the known Holders of Claims against, and Equity Interests in, the Debtor in accordance with the procedures set forth in the Motion and, in the case of the Debtor's public securities, in accordance with the manner customary in the securities industry and the procedures set forth in the Motion, and all such procedures are hereby approved.

        9.     All Intermediaries (or their agents) are hereby directed to (a) distribute the Solicitation Materials and return envelopes to the beneficial owners for which they hold the Debtor's public securities within five (5) business days of the Intermediaries' receipt of the Solicitation Materials, and (b) summarize the individual votes of their respective beneficial owners (based on the Ballots returned to them) on the Master Ballot(s) provided to them and return such Master Ballot(s) to the address indicated on such Master Ballot(s) prior to the Voting Deadline. The Intermediaries are further directed to retain all Ballots received by them for at least one (1) year following the Voting Deadline.

        10.   The Debtor is authorized to serve, or cause to be served, a copy of this Order on all Intermediaries identified by the Debtor and its Solicitation Agent as an entity through which beneficial owners of the Debtor's public securities are held. Upon written request, the Debtor is authorized, but not directed, to reimburse such entities for their reasonable, actual and necessary out-of-pocket expenses (in accordance with the Guidelines of the New York Stock Exchange) incurred in performing the tasks required of such entities in connection with the solicitation of votes to accept or reject the Plan as described in the Motion.

        11.   To be counted, Ballots and Master Ballots must be properly executed, completed and delivered to the address indicated on such Ballots or Master Ballots, as applicable, so that they are actually received no later than 5:00 p.m. (Prevailing Eastern Time) on November 24, 2003 (as the same may be extended from time to time, the "Voting Deadline"). To be counted, the originally signed Ballots or Master Ballots, as applicable, must be returned to the address indicated on such Ballots or Master Ballots, as applicable, on or prior to the Voting Deadline by (a) mail in the return envelope provided with each Ballot and Master Ballot, (b) overnight delivery or (c) hand delivery. Any Ballot or Master Ballot submitted by facsimile or other electronic means will not be counted, except that confirmation of position by Euroclear may be transmitted electronically, as customary.

        12.   The following guidelines shall be followed in connection with the tabulation of Ballots and Master Ballots:

    a.
    Ballots and Master Ballots received subsequent to the Voting Deadline shall not be counted unless the Debtor shall have granted a written extension of the voting deadline with respect to such Ballot or Master Ballot;

    b.
    separate Claims against the Debtor held by a single party in interest in a particular class shall be combined as if such party in interest held one Claim against the Debtor in such Class, and the votes related to such Claims against the Debtor, as applicable, shall be treated as a single vote on the Plan for purposes of calculating the numerosity requirement;

    c.
    any Ballot or Master Ballot which is illegible or contains insufficient information to permit identification of the Holder of the Claim against the Debtor shall not be counted;

Ex. A1

    d.
    any Ballot that indicates neither acceptance nor rejection of the Plan or that indicates both acceptance and rejection of the Plan shall not be counted;

    e.
    any Master Ballot that, with respect to a particular Claim indicates neither acceptance nor rejection of the Plan or that indicates both acceptance and rejection of the Plan shall not be counted as to such Claim;

    f.
    any Ballot or Master Ballot indicating either an acceptance or rejection of the Plan but which is unsigned or does not contain an original signature shall not be counted;

    g.
    if a Voting Party casts more than one (1) Ballot voting the same Claim against the Debtor prior to the Voting Deadline, the last Ballot shall be counted and shall be deemed to supersede any prior Ballots; provided, however, that where an ambiguity exists as to which Ballot was the last transmitted, the Solicitation Agent shall be permitted to contact the Voting Party and calculate the vote according to the Voting Party's stated intent; provided further that the foregoing shall be without prejudice to the Debtor's right to object to the validity of the last Ballot on any basis permitted by law and, if any such objection is sustained, to count the next latest Ballot for all purposes; and

    h.
    Holders of Claims against the Debtor shall be required to vote all of their Claims against the Debtor in a particular class either to accept or reject the Plan.

        13.   The following additional procedures shall be used to calculate the votes of Holders of the UPC Polska Notes:

    a.
    a beneficial owner should execute a separate Ballot for each block of UPC Polska Notes that it holds through any particular Intermediary and return each Ballot to the respective Intermediary in the return envelope provided, provided that beneficial owners who execute multiple Ballots with respect to UPC Polska Notes held through more than one Intermediary must indicate on each Ballot the names of ALL such other Intermediaries and the additional amounts of UPC Polska Notes held and voted by such beneficial owner;

    b.
    if a beneficial owner owns a portion of its UPC Polska Notes through an Intermediary and another portion as a record holder, the beneficial owner should, with respect to the portion held as a record holder, complete the appropriate Ballot and return it to the Solicitation Agent and, with respect to the portion held through an Intermediary, complete the appropriate Ballot and return it to the Intermediary;

    c.
    the Intermediaries shall receive and summarize on a Master Ballot all Ballots cast by their beneficial owners and shall return the Master Ballots to the Solicitation Agent by the Voting Deadline;

    d.
    the Intermediaries shall retain all Ballots received by them for at least one (1) year following the Voting Deadline;

    e.
    votes cast by beneficial owners holding UPC Polska Notes through Intermediaries and transmitted via a Master Ballot shall be applied against the positions held by such Intermediary with respect to the UPC Polska Notes, as applicable, and votes submitted by an Intermediary on a Master Ballot shall not be counted to the extent they are in excess of the position maintained by the respective Intermediary in the UPC Polska Notes, as applicable, on the Voting Record Date;

Ex. A1

    f.
    votes cast by beneficial owners holding UPC Polska Notes through Intermediaries shall not be counted for purposes of voting on the Plan until such Intermediary properly completes and delivers a Master Ballot reflecting the vote of such beneficial owner to the Solicitation Agent;

    g.
    Intermediaries shall be permitted to complete and submit multiple Master Ballots, and all votes reflected by such multiple Master Ballots shall be counted, except to the extent that any such votes are duplicative of votes submitted on other Master Ballots; and

    h.
    to the extent that an Intermediary submits two (2) or more Master Ballots which are inconsistent in whole or in part with one another, then, to the extent inconsistent, the latest Master Ballot received prior to the Voting Deadline shall be counted; provided, further that the foregoing shall be without prejudice to the Debtor's right to object to the validity of the last Master Ballot on any basis permitted by law and, if any such objection is sustained, to count the next latest Master Ballot for all purposes.

        14.   The Solicitation and Tabulation Procedures are approved.

        15.   With respect to addresses from which notices of the Disclosure Statement Hearing were returned as undeliverable by the United States Postal Service, the Debtor is excused from mailing Solicitation Materials or Non-Voting Notices, as applicable, to those entities listed at such addresses unless the Debtor is provided with accurate addresses for such entities on or before October 31, 2003. Failure to mail Solicitation Materials or Non-Voting Notices to such entities will not constitute inadequate notice of the Confirmation Hearing or the Voting Deadline or a violation of Bankruptcy Rule 3017(d).

        16.   The Confirmation Hearing shall be held before the Honorable Burton R. Lifland, United States Bankruptcy Judge for the Southern District of New York, located at Alexander Hamilton Custom House, One Bowling Green, Courtroom 623, New York, New York on December 3, 2003 at 10:00 a.m. (Prevailing Eastern Time), or such later date as may be scheduled by this Court. The Confirmation Hearing may be continued from time to time by announcement of such continuance in open court without further notice.

        17.   The Confirmation Hearing Notice, in the form attached as Exhibit "H" to the Motion, is approved, and a copy thereof shall be included in the Solicitation Materials. In addition, the Debtor is authorized to cause publication of the Confirmation Hearing Notice once in the global edition of the Wall Street Journal as soon as reasonably practicable after the entry of this Order.

        18.   In accordance with Bankruptcy Rule 3020(b)(1), the Confirmation Objection Deadline is set for 4:00 p.m. (Prevailing Eastern Time) on November 25, 2003.

        19.   All objections, if any, to confirmation of the Plan must be filed, together with proof of service, with the Court either conventionally or on the Bankruptcy Court's Electronic Case Filing (ECF) System that can be accessed from the Bankruptcy Court's website at http://www.nvsb.uscourts.gov (to file on the ECF System, an attorney must have (1) a PACER login and password and (2) a login and password for the Bankruptcy Court's ECF System) in accordance with the Bankruptcy Court's General Order setting forth Electronic Filing Procedures, as amended, with a hard copy delivered to the chambers of the Honorable Burton R. Lifland, United States Bankruptcy Judge, and served in a manner so as to be actually received on or before 4:00 p.m. (Prevailing Eastern Time) on the Confirmation Objection Deadline by each of the following: (a) counsel for the Debtor, Baker & McKenzie, 101 West Broadway, Twelfth Floor, San Diego, CA 92101 (Attn: Ali M.M. Mojdehi, Esq.) and Baker & McKenzie, 805 Third Avenue, New York, NY 10022 (Attn: Ira A. Reid, Esq.); (b) counsel to the UPC Entities and Polska Finance, White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036 (Attn:

Ex. A1

Howard S. Beltzer, Esq.); (c) counsel to the Committee, Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, NY 10004 (Attn: Matthew Gluck, Esq.); and (d) the Office of the United States Trustee, 33 Whitehall Street, Suite 2100, New York, New York 10004 (Attn: Paul Schwartzberg, Esq.).

        20.   The Court will consider only timely filed and served written objections. All objections (including any supporting memoranda) must (i) be in writing, (ii) comply with the Bankruptcy Rules and the Local Bankruptcy Rules, (iii) state the name of the objector and the nature and amount of its claim against or interest in the Debtor, its estate or its property and (iv) state with particularity the legal and factual ground(s) for such objection(s). Any and all objections not timely or properly filed and served in accordance with the provisions of this Order shall not be considered and shall be deemed overruled.

        21.   Service of all notices and documents described herein in the time and manner set forth herein, including the service and publication of the Confirmation Hearing Notice, shall be adequate and sufficient and no other or further notice shall be necessary.

        22.   The Debtor is authorized to take or refrain from taking any action necessary or appropriate to implement the terms of, and the relief granted in, this Order without seeking further Order of the Court.

Dated: New York, New York
             October    , 2003

UNITED STATES BANKRUPTCY JUDGE

Ex. A1

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Exhibit T3E-13